Exhibit 3.2

This is a translation into English of the official Dutch version of the articles of association of a private company with limited liability under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Shareholder	a holder of shares in the capital of the Company.

General Meeting	the corporate body formed by Persons with Meeting Rights, or a meeting of Persons with Meeting Rights.

Management Board	the management board of the Company.

DCC	the Dutch Civil Code (Burgerlijk Wetboek).

Change of Control	(i) the Company ceasing to be under Control by person(s) who ultimately had Control over the Company on the seventeenth day of April two thousand and fourteen and/or the Company, if it was not under Control of any person on the seventeenth day of April two thousand and fourteen, becoming under Control.

Control	(i) the ability to alone or together with one or more subsidiaries, whether or not in concert with others, exercise or cause to exercise more than one-half of the voting rights in the shareholders’ or members’ meeting of an entity or company, or (ii) the ability to appoint more than one-half of the directors or supervisory directors of an entity or company, or (iii) to exercise decisive influence with regard to the general course of affairs of an entity or company.

Subsidiary	a legal entity in whose general meeting the Company or one or more of its subsidiaries can, whether by virtue of an agreement with other persons with voting rights or otherwise and whether acting alone or together, exercise more than fifty percent (50%) of the voting rights, and any other legal entities and partnerships that are designated as such by the DCC.

Ordinary Shares	the ordinary shares in the capital of the Company.

Group Company	a legal entity or partnership with which the Company forms an economic and organisational unit.

IPO	the underwritten initial public offering of all or any portion of the shares in the capital of the Company on (a) NASDAQ (National Association of Securities Dealers Automated Quotation), resulting in at least thirty-five million United States Dollar (USD 35,000,000) gross proceeds to the Company; or (b) another underwritten initial public offering on a regulated market or multilateral trading facility as referred to in Section 1:1 of the Financial Supervision Act or on a system comparable to a regulated market or multilateral trading facility in a State that is not a Member State of the European Union of all or a portion of the shares in the capital of the Company, or any legal successor of the Company under universal title approved by the Management Board and the Supervisory Board, resulting in at least thirty-five million United States Dollar (USD 35,000,000) gross proceeds to the Company and at a price per share not less than the subscription price paid for a Preferred Share issued in the Company’s so-called “crossover round” on the seventeenth day of April two thousand and fourteen April two thousand fourteen, as adjusted proportionately for stock dividends, stock splits, combinations, recapitalizations and similar events.

Liquidation Event

the occurrence of any of the following events (for the avoidance of doubt other than an IPO or a bona fide capital raising transaction approved in accordance with these articles of association):

a.      bankruptcy, liquidation, dissolution or winding up of the Company;

b.      a transaction or series of transactions which result(s) in a Change of Control;

c.      consolidation, merger, reverse merger or demerger of the Company or any Subsidiary in which the then current shareholders immediately after such event will not own at least a majority of the issued and outstanding shares of the surviving or acquiring company in that consolidation, merger, reverse merger or demerger, as applicable; or

d.      sale, lease, transfer, exclusive license, liquidation or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of all or substantially all the assets of the Company and its Subsidiaries taken as a whole (including for the avoidance of doubt a sale or disposal of substantially all of the material intellectual property rights of the Company and its Subsidiaries).

Liquidation Payment	an amount equal to one time the original issue price of a Preferred Share (which is the price per Preferred Share at which such Preferred Share was issued, comprising of the formal nominal share capital plus share premium paid per Preferred Share), as adjusted proportionately for stock dividends, stock splits, combinations, recapitalizations and similar events.

Preferred Shares	the preferred shares in the capital of the Company.

Supervisory Board	the supervisory board of the Company.

STAK	Stichting ProQR Therapeutics Participation, a foundation (stichting) with trade register number 55879691.

Company	the legal entity to which these articles of association relate.

Person with Meeting Rights	a Shareholder, a usufructuary (vruchtgebruiker) with voting rights and/or Meeting Rights, or a pledgee with voting rights and/or Meeting Rights.

Meeting Rights	the right to attend and address a General Meeting, whether in person or represented by the holder of a written proxy.

Simple Majority	more than fifty percent (50%) of the votes cast.

1.2	Terms that are defined in the singular shall have the corresponding meaning in the plural.

1.3	References in these articles of association to shares or Shareholders without further specification shall be understood to mean the Ordinary Shares and Preferred Shares collectively or the holders thereof, respectively.

1.4	The term “written” or “in writing” shall also include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The name of the Company is: ProQR Therapeutics B.V.

2.2	It has its corporate seat at Leiden.

OBJECTS

Article 3

The objects of the Company are:

a.	the development and exploitation of products and technologies in the field of biotechnology;

b.	the research and development of (or the commission to research and develop) patents, know-how and intellectual and industrial property;

c.	to participate in, finance or hold any other interest in, or to conduct the management of, other legal entities, partnerships or enterprises;

d.	to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of Group Companies or other parties; and

e.	to do anything which, in the widest sense of the words, is connected with or may be conducive to the attainment of these objects.

SHARES - CAPITAL AND CONVERSION

Article 4

4.1	The capital of the Company is divided in ordinary shares and preferred shares. The nominal value of each share shall be four eurocent (EUR 0.04).

4.2	The shares shall be registered shares and shall be numbered consecutively per class, starting from 1.

4.3	The Ordinary Shares and the Preferred Shares constitute different classes of shares.

4.4	The Company shall maintain a separate share premium reserve for each class of shares.

4.5	At least one share must be held by a party other than, and not on behalf of, the Company or any of its Subsidiaries.

4.6	Preferred Shares shall be converted into a corresponding number of Ordinary Shares upon written notice by the holder of such Preferred Shares.

4.7	A notice of conversion as referred to in Article 4.6 shall be addressed to the Management Board. In the notice the Shareholder shall state how many Preferred Shares are to be converted and their numbering.

4.8	A conversion of Preferred Shares shall take effect as per the moment of receipt by the Management Board of the notice of conversion.

4.9	Further, all Preferred Shares shall convert automatically in a corresponding number of

Ordinary Shares as per the moment of the first listing of shares pursuant to an IPO.

4.10	The Management Board shall register each conversion with the trade register within eight (8) days after the conversion and shall also make a notation in the Company’s register without delay.

SHARES - REGISTER

Article 5

5.1	The Management Board shall keep a register setting out the names and addresses of all Shareholders, usufructuaries and pledgees.

5.2	Shareholders and others whose particulars must be set out in the register shall provide the Management Board with the necessary particulars in a timely manner.

5.3	All notifications and notices convening meetings shall be sent to Persons with Meeting Rights at the addresses set out in the register.

SHARES - ISSUE AND PRE-EMPTION RIGHTS

Article 6

6.1	Shares may only be issued by the Company pursuant to a resolution of the Management Board. This resolution shall, without prejudice to Article 15.3, require the prior approval of the Supervisory Board and the General Meeting.

6.2	Article 6.1 shall apply mutatis mutandis where rights to subscribe for shares are granted, but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

6.3	Pre-emption rights in relation to any particular issue and the granting of rights to subscribe for shares may be limited or excluded by the Management Board. This resolution shall, without prejudice to Article 15.3, require the prior approval of the Supervisory Board and the General Meeting.

6.4	A resolution of the Management Board as referred to in Article 6.3 shall apply to all Shareholders equally, unless the Management Board resolves otherwise. In case the Management Board resolves to limit or exclude pre-emption rights of some but not all Shareholders, pre-emption rights of each Shareholder that together with its affiliates holds at least seven thousand (7,000) Preferred Shares shall be respected and not be limited or excluded.

SHARES - PAYMENT

Article 7

7.1	The full nominal value of each share shall be paid up upon subscription for that share. It may be stipulated that all or part of the nominal value need not be paid up until after a certain period of time or until the Company has called for payment.

7.2	The Management Board may perform juristic acts (rechtshandelingen) in respect of non-cash contributions for shares without the prior approval of the General Meeting.

SHARES - OWN SHARES

Article 8

8.1	The acquisition by the Company of shares in its own capital or depositary receipts for such shares shall be decided on by the Management Board. This resolution shall, without prejudice to Article 15.3, require the prior approval of the Supervisory Board and the General Meeting. The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

8.2	Except where it acquires such shares for no consideration, the Company may not acquire fully paid-up shares in its own capital if the shareholders’ equity less the acquisition price is less than the reserves which must be maintained by law, or if the Management Board knows or should reasonably foresee that, following the acquisition, the Company will be unable to continue paying its due and payable debts.

8.3	The preceding provisions of this article shall not be applicable to shares acquired by the Company by universal succession (onder algemene titel).

SHARES - TRANSFER

Article 9

9.1	The issue or transfer of a share or the creation of a limited right (beperkt recht) in respect of a share shall require a deed to that effect executed before a civil law notary practising in the Netherlands and to which the persons involved are parties.

9.2	The transfer of a share or the creation of a limited right in respect thereof in accordance with Article 9.1 shall also, by operation of law, have effect vis-à-vis the Company. Unless the Company itself is a party to the transaction, the rights attached to the relevant share may not be exercised until the Company has acknowledged the transaction or been served with the deed.

9.3	Article 9.2 shall apply mutatis mutandis in the event of the transfer of depositary receipts for shares.

SHARES - TRANSFERABILITY

Article 10

10.1	The transfer of shares shall – in all cases and without exception – require the approval of the Management Board. This resolution shall require the prior approval of the Supervisory Board.

10.2	The transfer must take place within three months after the approval has been granted or is deemed to have been granted.

10.3	The approval will be deemed to have been granted:

a.	if no decision has been taken within one month of a request to that effect; or

b.	if the decision in which the approval is denied does not contain the name(s) of one or more potential acquirers who are willing to purchase, in cash, the shares to which the request for approval related.

10.4	If the requesting party accepts the potential acquirer(s) referred to in Article 10.3(b), and the parties are unable, within two months after the acceptance, to agree on the price to be paid for the share(s), the price shall be determined by one or more independent experts to be designated by the requesting party and potential acquirer(s) by mutual agreement.

If the parties have failed to reach agreement on the appointment of the expert(s) within one month of the end of the period referred to in the preceding sentence, any of the parties may apply to the president of the district court in whose district the Company has its corporate seat for the appointment of three independent experts.

10.5	Potential acquirers shall be free to withdraw at any time, provided they do so within fourteen days of being notified of the outcome of the price determination referred to in Article 10.4. If, following one or more such withdrawals, not all the shares are sold:

a.	because all of the potential acquirers have withdrawn; or

b.	in the event that some of the potential acquirers have withdrawn, because the others have not, within six weeks of the notification referred to above, declared their willingness to acquire the shares that have become available, in accordance with the allocation criteria indicated by the Management Board, the requesting party shall be free to transfer all of the shares to which the request for approval related, provided the transfer takes place within three months after the above has been established.

10.6	The requesting party shall have the right to withdraw at any time, provided he does so within one month of being definitively informed of the identity of the potential acquirers to whom he can sell all the shares to which the request for approval related, and of the selling price.

10.7	The Company may only be a potential acquirer under the provisions of this article with the consent of the requesting party.

10.8	For the purposes of applying this article rights to acquire shares shall be equated with shares.

SHARES - SPECIAL OBLIGATION TO OFFER

Article 11

11.1	Where:

a.	a Shareholder dies;

b.	a Shareholder has been declared bankrupt and such bankruptcy has become final, or where a Shareholder has been granted a suspension of payments (surseance van betaling), or a final debt restructuring (schuldsanering) or has been placed under guardianship and a person to whom he is not permitted freely to transfer his shares has been appointed guardian, or where a Shareholder has lost the right to freely dispose of his property in any other way;

c.	a statutory community of property existing by virtue of marriage or registered partnership to which the shares belong is dissolved;

d.	shares are allocated upon the partitioning of any communal property other than as referred to above,

the Shareholder, his successors in title or legal representative or, as the case may be, the new Shareholder (the “offeror”) must notify the Management Board of this fact within thirty days.

11.2	Immediately upon receiving the notification referred to under Article 11.1, the Management Board shall inform the offeror that his shares shall be deemed offered. The Management

Board shall subsequently notify the other Shareholders of that offer within eight days.

11.3	For fourteen days after the notification referred to under Article 11.2 has been sent, each of the other Shareholders shall have the right to respond to the offer by means of a notification to the Management Board setting out the number of shares for which he is applying.

11.4	Where the number of shares applied for by the other Shareholders exceeds the number of shares offered, the allocation of the shares offered shall, to the extent possible, be effected in proportion to the aggregate nominal value of their shares. Where the number of shares applied for by a Shareholder is less than the number to which he would be entitled according to the aforementioned proportion, the shares which become available as a result shall be allocated to the other Shareholders who have applied for shares in the aforementioned proportion. Any number or remainder of shares which is not capable of allocation in the above manner shall be allocated by the Management Board by the drawing of lots. The Management Board shall immediately notify the offeror and each applicant of the number of shares allocated to each applicant.

11.5	The offeror and the applicants to whom one or more shares have been allocated shall enter into negotiations regarding the price to be paid for the share(s). If such negotiations have not resulted in any agreement within two weeks of the notification referred to in the last sentence of Article 11.4, the price, which shall be equal to the value of the share(s), shall be determined by one or more independent experts to be designated by the Company.

11.6	The expert(s) shall report to the Management Board. The Management Board shall immediately notify the offeror and the applicants of the price determined. Each applicant shall subsequently, for a period of two weeks, have the right to declare that he is no longer an applicant or that he wishes to purchase fewer shares than he previously applied for. This declaration must be made to the Management Board. The shares which have thus become available shall, within eight days, be offered by the Management Board to the other applicants at the price determined by the expert(s) and in accordance with Articles 11.3 and 11.4.

11.7	Within one month after the period referred to under Article 11.6 has expired, the allocated shares must be transferred, against simultaneous payment of the purchase price.

11.8	As long as the offeror does not satisfy an obligation under this Article 11, the meeting and voting rights and rights to receive distributions in respect of the offered shares shall be suspended. This suspension lapses if:

a.	as a result of the suspension no Shareholder can exercise its voting rights; or

b.	there are no applicants to whom the offeror can transfer the offered shares.

11.9	Where the offeror, despite the Management Board’s demand to do so, fails to satisfy his obligation to offer and transfer the relevant shares within two weeks after such demand, the Company shall be irrevocably authorised to offer and transfer the shares in accordance with this Article 11. If there are no applicants to whom the offeror can transfer the relevant shares, such authorisation will be absent and the offeror will be irrevocably relieved from the offer and transfer obligation.

11.10	The preceding paragraphs of this Article 11 shall not apply:

a.	where a Shareholder is under a statutory obligation to transfer his share(s) to a previous holder thereof;

b.	where one or more shares are transferred in any way to the Company;

c.	where the shares have become part of a statutory community of property existing by virtue of marriage or registered partnership which has been dissolved, to the extent that the shares have been allocated to the original Shareholder within twelve months of the dissolution.

11.11	For the purpose of this Article 11, rights to acquire shares shall be deemed equivalent to shares.

11.12	All notifications under this Article 11 must be made in writing.

SHARES - USUFRUCT, PLEDGE AND DEPOSITARY RECEIPTS

Article 12

12.1	The voting rights attached to shares which are subject to a usufruct or pledge shall be vested in the relevant Shareholder.

12.2	In deviation of Article 12.1 and subject to what is provided in, respectively, Section 2:197 DCC and Section 2:198 DCC, a usufructuary or pledgee shall have voting rights if this has been stipulated when the relevant limited right was created or if this has been agreed at a subsequent time, provided that this provision and the transmission (overgang) of the voting rights has been approved by the Management Board.

12.3	Usufructuaries and pledgees without voting rights shall not have Meeting Rights, unless the contrary is stipulated upon the creation or transfer of the relevant usufruct or, respectively, the creation or transmission (overgang) of the relevant pledge.

12.4	No Meeting Rights shall be attached to depositary receipts for shares.

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND REMOVAL

Article 13

13.1	The Company shall have a Management Board consisting of one or more managing directors, among whom one managing director with the title Chief Executive Officer.

13.2	Both natural persons and legal entities may be managing directors.

13.3	The General Meeting shall determine the number of managing directors. The Management Board shall appoint a Chief Executive Officer from its midst.

13.4	The General Meeting shall appoint the managing directors and may at any time suspend or remove any managing director. The power to suspend managing directors shall also be vested in the Supervisory Board.

13.5	A managing director shall be appointed upon a nomination made by the Management Board. The General Meeting can at all times remove the binding nature of the nomination by a resolution passed with a majority of at least two-thirds of the votes cast, which two-thirds represent more than half of the issued share capital.

In the event the nomination consists of one candidate for a vacancy to be filled, a resolution concerning the nomination will result in the appointment of the candidate, unless the binding nature of the nomination is removed.

13.6	Where one or more managing directors are no longer in office or are unable to act, the remaining managing director(s) shall be provisionally charged with the entire management of the Company. Where all managing directors or the only managing director are/is no longer in office or are/is unable to act, the management shall be provisionally conducted by the person designated for that purpose by the Supervisory Board.

13.7	The remuneration of managing directors shall be determined by the Supervisory Board pursuant to a proposal to this effect by the remuneration committee of the Company (in the event such committee has been established).

MANAGEMENT BOARD - DUTIES, ORGANISATION AND DECISION MAKING

Article 14

14.1	The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, managing directors shall be guided by the interests of the Company and of the enterprise connected with it.

14.2	Where the Management Board consists of more than one managing director, resolutions shall be passed – irrespective of whether this occurs at a meeting or otherwise – by a Simple Majority. Invalid votes and blank votes shall not be counted as votes cast.

14.3	In the event of a tied vote, the Chief Executive Officer shall decide.

14.4	A managing director may not participate in the deliberations and decision making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the enterprise connected with it. Where all managing directors or the only managing director have/has such a conflict of interest, the relevant decision shall be taken by the Supervisory Board.

14.5	The contemporaneous linking together by audio communication facilities of managing directors, wherever in the world they are, shall constitute a meeting of the Management Board for the duration of the connection, unless a managing director objects thereto.

14.6	Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all managing directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

14.7	Resolutions in relation to the following matters may only be passed by the Management Board by Simple Majority, including the affirmative vote of the Chief Executive Officer:

a.	issue of shares or the granting of rights to subscribe for shares;

b.	the limitation or exclusion of pre-emption rights in respect of an issue of shares or a granting of rights to subscribe for shares;

c.	the acquisition by the Company of shares or depositary receipts for shares in its capital;

d.	the approval of a transfer of shares as referred to in Article 10.1.;

e.	the approval of the stipulation that a usufructuary or a pledgee shall have voting rights and/or the transfer (overgang) of the voting rights as referred to in Article 12.2;

f.	to approve, adopt or amend any business plan, strategic plan, financial plan or budget with respect to the Company or its enterprise;

g.	the performance of (juristic) acts by the Company with a value of more than five hundred thousand euro (EUR 500,000) for which purpose related (juristic) acts shall be regarded as a single (juristic) act;

h.	the application for the admission to trading of shares in the capital of the Company or other securities on a market in financial instruments as referred to in Section 1:1 of the Financial Supervision Act or on a system comparable to a regulated market or multilateral trading facility in a State that is not a Member State of the European Union, or an application for the withdrawal of such admission, as well as the appointment of an international investment bank to advise the Company in this regard;

i.	the entering into any transaction involving fifty percent (50%) or more of the shares in the capital of the Company (or depositary receipts thereof) and/or all or a substantial part of the assets of the Company or a Subsidiary, for which purpose related transactions shall be regarded as a single transaction, as well as the appointment of an international investment bank to advise the Company in this regard;

j.	the commencement or termination of employment, management or consulting agreements with a value of more than one hundred thousand euro (EUR 100,000), the entering into or termination of a significant number of employment, management or consulting agreements within a period of one year or the implementation of a far-reaching change in the working conditions of a considerable number of employees;

k.	the granting of loans, suretyships, guarantees, securities and similar instruments for the benefit of Group Companies or third parties, not being its Subsidiaries, with a value of more than fifty thousand euro (EUR 50,000);

l.	the performance of (juristic) acts by the Company which can be of far-reaching significance for the Company or a Group Company;

m.	the making of a proposal to:

(i)	amend the articles of association of the Company;

(ii)	merge or demerge the Company; or

(ii)	dissolve the Company;

n.	the application for bankruptcy or for a suspension of payments by the Company;

o.	the instigation of legal proceedings which are essential to the Company or the enterprise conducted by it;

p.	the approval of a resolution to make a distribution as mentioned in Article 25.2; and

q.	the exercising of voting rights in respect of Subsidiaries in the event it concerns the adoption of a resolution to enter into or approve a (juristic) act as described above.

MANAGEMENT BOARD - RESTRICTIONS

Article 15

15.1	Subject to the provisions in these articles of association, the Management Board shall require the approval of the Supervisory Board for resolutions relating to:

a.	a transfer of shares, as well as the limitation or exclusion of pre-emption rights in respect of an issue of shares or a granting of rights to subscribe for shares;

b.	the acquisition by the Company of shares or depositary receipts for shares in its capital;

c.	to approve, adopt or amend any business plan, strategic plan, financial plan or budget with respect to the Company or its enterprise;

d.	the issue or acquisition of debt instruments chargeable to the Company or a limited partnership (commanditaire vennootschap) or a general partnership (vennootschap onder firma) of which the Company is a general partner with full liability;

e.	co-operation in the issue of registered depositary receipts for shares;

f.	the application for the admission to trading of shares in the capital of the Company or other securities on a market in financial instruments as referred to in Section 1:1 of the Financial Supervision Act or on a system comparable to a regulated market or multilateral trading facility in a State that is not a Member State of the European Union, or an application for the withdrawal of such admission, as well as the appointment of an international investment bank to advise the Company in this regard;

g.	the entering into any transaction involving fifty percent (50%) or more of the shares in the capital of the Company (or depositary receipts thereof) and/or all or a substantial part of the assets of the Company or a Subsidiary, for which purpose related transactions shall be regarded as a single transaction, as well as the appointment of an international investment bank to advise the Company in this regard;

h.	the entering into of banking facilities with reputable licensed financial institutions supervised by the relevant authorities, if and to the extent those facilities exceed an amount of five hundred thousand euro (EUR 500,000), for which purpose related transactions shall be regarded as a single transaction;

i.	the performance of (juristic) acts by the Company with a value of more than five hundred thousand euro (EUR 500,000) for which purpose related (juristic) acts shall be regarded as a single (juristic) act;

j.	the granting of loans, suretyships, guarantees, securities and similar instruments for the benefit of Group Companies or third parties, not being its Subsidiaries, with a value of more than fifty thousand euro (EUR 50,000);

k.	the instigation of legal proceedings which are essential to the Company or the enterprise conducted by it;

l.	to conclude a settlement to the extent that it exceeds an amount of ten thousand euro (EUR 10,000), for which purpose related settlements shall be regarded as a single settlement;

m.	the entry into or termination of any co-operation of the Company or a Subsidiary with another entity or person;

n.	the acquisition by the Company or by a dependent company of a participating interest in the capital of another company or partnership where the value of that interest is equal to at least one-quarter of the Company’s issued capital and reserves as shown in its balance sheet and explanatory notes, and any major increase or reduction of such a participating interest;

o.	investments requiring an amount equal to at least one-quarter of the Company’s issued capital and reserves as shown in its balance sheet and explanatory notes;

p.	a proposal to amend the Company’s articles of association;

q.	a proposal to dissolve the Company;

r.	an application for the bankruptcy of the Company, the making of any arrangement with creditors or an application for a suspension of payments of the Company;

s.	the termination of the employment contracts of a considerable number of employees of the Company or of a dependent company at the same time or within a short time-span;

t.	a significant change in the working conditions of a considerable number of employees of the Company or of a dependent company; and

u.	a proposal to reduce the Company’s issued capital.

15.2	The Management Board shall require the approval of the General Meeting for resolutions relating to:

a.	the making of any arrangement with creditors or an application for a suspension of payments of the Company;

b.	an amendment to the basis of accounting or accounting principles or policies employed by the Company other than as required by law or accounting policies generally accepted from time to time.

15.3	The Management Board shall require the approval of the meeting of holders of Preferred Shares for resolutions relating to:

a.	the amendment of the articles of association of the Company in a manner that adversely affects the powers, preferences or rights of the Preferred Shares;

b.	the repurchase of shares, other than from the STAK;

c.	the issue of shares, unless (i) such newly issued shares rank junior to the Preferred Shares with respect to the Liquidation Payment or (ii) if this concerns an issue of shares to the STAK up to a number of additional shares such that the STAK has no more than a maximum of seven and a half percent (7.5%) of the issued share capital of the Company in connection with an employee-participation plan with respect to the Company;

d.	the limitation or exclusion of pre-emption rights at any issue of shares;

e.

the granting of rights to subscribe for shares, unless (i) such rights relate to newly issued shares that rank junior to the Preferred Shares with respect to the Liquidation Payment or (ii) if this concerns the granting of rights to subscribe for shares to the STAK up to a number of additional shares such that the STAK has no more than a maximum of seven and a half percent (7.5%) of the issued share capital of the Company in connection with an employee-participation plan with respect to the Company;

f.	the dissolution, merger or demerger of the Company.

A resolution of the meeting of holders of Preferred Shares to approve a Management Board resolution as referred to in this Article 15.3 may only be passed with a majority of votes representing at least two-thirds of the issued share capital formed by Preferred Shares.

15.4	Failure to obtain the approval required under Articles 15.1, 15.2 and 15.3 shall not affect the powers of representation of the Management Board or managing directors.

15.5	The Management Board must follow the instructions of the General Meeting, unless these instructions are contrary to the interests of the Company and the enterprise connected with it.

MANAGEMENT BOARD - REPRESENTATION

Article 16

The Management Board is entitled to represent the Company. The Company can also be represented by:

a.	the Chief Executive Officer acting solely; or

b.	two managing directors acting jointly.

SUPERVISORY BOARD - APPOINTMENT, SUSPENSION AND REMOVAL

Article 17

17.1	The Company shall have a Supervisory Board consisting of one or more supervisory directors. Supervisory directors must be natural persons.

17.2	The General Meeting shall determine the number of supervisory directors.

17.3	The General Meeting shall appoint the supervisory directors and may at any time suspend or remove any supervisory director.

17.4	A supervisory director shall be appointed upon a nomination made by the Supervisory Board. The General Meeting can at all times remove the binding nature of the nomination by a resolution passed with a majority of at least two-thirds of the votes cast, which two-thirds represent more than half of the issued share capital.

17.5	In the event the nomination consists of one candidate for a vacancy to be filled, a resolution concerning the nomination will result in the appointment of the candidate, unless the binding nature of the nomination is removed.

17.6	The Supervisory Board shall appoint a chairman of the Supervisory Board from amongst its mid.

17.7

Where one or more supervisory directors are no longer in office or are unable to act, the remaining supervisory director(s) shall be provisionally charged with the duties of the Supervisory Board. Where all supervisory directors or the only supervisory director are/is no longer in office or are/is unable to act, the duties of the Supervisory Board shall be provisionally conducted by the person designated for that purpose by the General Meeting.

SUPERVISORY BOARD - DUTIES, ORGANISATION AND DECISION

MAKING

Article 18

18.1	The Supervisory Board shall be charged with the supervision of the policies pursued by the Management Board and the general course of affairs in the Company and the business enterprise connected with it. The Supervisory Board shall assist the Management Board by providing advice. In carrying out their duties, the supervisory directors shall be guided by the interests of the Company and the business enterprise connected with it.

18.2	Where the Supervisory Board consists of more than one supervisory director, resolutions shall be passed – irrespective of whether this occurs at a meeting or otherwise – by a Simple Majority, with the understanding however that:

a.	the resolutions of the Supervisory Board to grant approval for the resolutions as referred to in Article 15.1 f. and g. may only be adopted by a unanimous vote of all supervisory directors entitled to participate in the decision making;

b.	the resolutions of the Supervisory Board to grant approval:

(i)	as referred to in Article 6.1 (including Article 6.2) and Article 6.3, unless this concerns an issue of shares or the granting of rights to subscribe for shares to the STAK up to a maximum of seven and a half percent (7.5%) of the issued share capital of the Company in connection with an employee-participation plan with respect to the Company;

(ii)	as referred to in Article 8.1; and

(iii)	as referred to in Article 22.2,

may only be adopted by the affirmative vote of eighty percent (80%) of all supervisory directors entitled to participate in the decision making.

Invalid votes and blank votes shall not be counted as votes cast.

18.3	In the event of a tied vote, the chairman of the Supervisory Board shall have a casting vote.

18.4	A supervisory director may not participate in the deliberations and decision making of the Supervisory Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the enterprise connected with it. Where all supervisory directors or the only supervisory director have/has such a conflict of interest, the relevant decision shall be taken by the General Meeting.

18.5	The contemporaneous linking together by audio communication facilities of supervisory directors, wherever in the world they are, shall constitute a meeting of the Supervisory Board for the duration of the connection, unless a supervisory director objects thereto.

18.6	Resolutions of the Supervisory Board may, instead of at a meeting, be passed in writing, provided that all supervisory directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

GENERAL MEETINGS – CONVOCATION AND AGENDA

Article 19

19.1	During each financial year at least one General Meeting must be held or at least one resolution passed in accordance with Article 23.1 or Article 24.4.

19.2	General Meetings shall also be held whenever such a meeting is convened by the Management Board, the Supervisory Board or one or more managing directors or supervisory directors.

19.3	General Meetings must be held in the place where the Company has its corporate seat. General Meetings can also be held at Amsterdam, Arnhem, The Hague, Groningen, Haarlem, ‘s-Hertogenbosch, Leeuwarden, Rotterdam, Utrecht, Zwolle and Boston (United States of America).

19.4	A General Meeting must be convened by letters sent to Persons with Meeting Rights no later than on the eighth day prior to the day of the meeting. A convening notice may, if the Person with Meeting Rights consents thereto, take the form of a legible and reproducible communication sent by electronic means to the address notified by him to the Company for this purpose.

19.5	Where the rules laid down by law or by these articles of association in relation to the place where General Meetings should be held, the convening of meetings or the drawing up of agendas have not been complied with, legally valid resolutions may still be passed provided that all Persons with Meeting Rights have consented to the place of the meeting or to a decision being made on the relevant matters, respectively, and provided that the managing directors and supervisory directors have been afforded the opportunity to give their advice prior to the decision-making.

GENERAL MEETING - PROCEDURAL RULES

Article 20

20.1	The General Meeting shall appoint its own chairman.

20.2	Managing directors and supervisory directors shall, in that capacity, have an advisory vote at General Meetings.

20.3	The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by a person holding a written proxy, to participate in, address and (where applicable) exercise his voting rights at the General Meeting by electronic means of communication.

20.4	The Management Board may impose conditions on the use of electronic means of communication.

GENERAL MEETING - DECISION-MAKING

Article 21

21.1	Each share shall give the right to cast one vote at General Meetings.

21.2	The Management Board may decide that votes cast before the General Meeting, but not earlier than on the thirtieth day before that of the meeting, by electronic means of communication shall be equated with those cast at the time of the meeting.

21.3	Unless a greater majority is required by law, all resolutions shall be passed by a Simple Majority. Invalid and blank votes shall not be counted as votes cast.

GENERAL MEETING - SPECIAL RESOLUTIONS

Article 22

22.1	Resolutions of the General Meeting to:

a.	amend the articles of association;

b.	grant the approval as referred to in the Article 6.1 (including Article 6.2) and Article 6.3, unless this concerns an issue of shares or the granting of rights to subscribe for shares to the STAK up to a maximum of seven and a half percent (7.5%) of the issued share capital of the Company in connection with an employee-participation plan with respect to the Company;

c.	grant the approval as referred to in Article 8.1;

d.	grant the approval as referred to in Article 15.2;

e.	dissolve, merge or demerge the Company;

f.	instruct the Management Board to apply for the Company’s bankruptcy;

g.	make distributions of profits or distributions out of a reserve and to appropriate profits;

h.	grant or withdraw the instructions to an expert as referred to in Section 2:393 DCC to examine the annual accounts of the Company;

i.	appoint, suspend or remove a managing director or supervisory director,

may only be passed with a majority of votes representing at least two-thirds of the issued share capital.

22.2	The resolutions of the General Meeting referred to above in Article 22.1 a. and e. through g. and Article 15.2 a. shall furthermore require the approval of the Supervisory Board.

GENERAL MEETING - RESOLUTIONS WITHOUT HOLDING A MEETING

Article 23

23.1	Shareholders may pass resolutions without holding a meeting provided that all Persons with Meeting Rights have consented to this manner of decision-making, which consent may be given electronically. The votes on such a resolution must be cast in writing.

23.2	The managing directors and supervisory directors must have been afforded the opportunity to give their advice prior to the decision-making referred to in Article 23.1.

CLASS MEETINGS

Article 24

24.1	Meetings of holders of shares of a specific class shall be held whenever the Management Board so requires or if one or more Persons with Meeting Rights in respect of the shares of that class makes a request to the Management Board in writing, setting out in detail the matters to be discussed.

24.2	In the event that the Management Board fails to convene a meeting of holders of shares of a specific class in such a manner that it is held within four (4) weeks of receipt of the request, the person(s) who made the request shall have the right to convene the meeting themselves in accordance with the relevant provisions of these articles of association.

24.3	Article 19.3 through 19.5, Article 20, Article 21 and Article 23 shall apply mutatis mutandis to meetings of holders of shares of a specific class.

FINANCIAL YEAR, ANNUAL ACCOUNTS

Article 25

25.1	The financial year of the Company shall coincide with the calendar year.

25.2	Each year, within five months after the end of the Company’s financial year, unless this period is extended by a maximum of six months by the General Meeting on account of special circumstances, the Management Board shall prepare annual accounts and deposit them at the Company’s office for inspection by the Shareholders. If the Company is required by law to prepare an annual report, the Management Board shall, within the same period, also deposit the annual report for inspection by the Shareholders. The annual accounts shall be signed by all managing directors and all supervisory directors. If one or more of their signatures is missing, this fact and the reason therefor shall be stated.

25.3	The annual accounts shall be adopted by the General Meeting unless they are adopted in accordance with Article 24.4.

25.4	If all Shareholders are also managing directors, the signing of the annual accounts by all managing directors and all supervisory directors shall also constitute the adoption of the annual accounts, provided that all other Persons with Meeting Rights have been given the opportunity to examine the annual accounts and have consented to this method of adoption. Such adoption shall constitute a discharge from liability for managing directors and supervisory directors.

25.5	The Company shall publish the annual accounts, together with all other relevant documents and information, if and to the extent and in the manner required by law.

DISTRIBUTIONS ON SHARES

Article 26

26.1	The profits as determined through the adoption of the annual accounts shall be at the disposal of the General Meeting. If and when the General Meeting resolves to make a distribution from the profits, such distributions shall be made in respect of both classes of shares, with due observance of Article 26.6. Distributions may only be made to the extent that the shareholders’ equity exceeds the reserves that must be maintained by law.

26.2	Upon the occurrence of a Liquidation Event, the holders of Preferred Shares shall receive in relation to each of their Preferred Shares a special distribution in the amount of the Liquidation Payment. The Liquidation Payment shall be made from the share premium reserve attached to the Preferred Shares, and to the extent such share premium reserve is insufficient to make the full Liquidation Payment, the shortfall shall be paid from the other reserves of the Company (including, for the avoidance of doubt, the share premium reserve attached to the Ordinary Shares). The distribution of the Liquidation Payment shall be subject only to approval of the Management Board as referred to in Article 26.4 and the provisions of Article 26.3. The payment of the Liquidation Payment in case of dissolution of the Company shall furthermore be subject to Article 27.2.

26.3	Should the total Liquidation Payment in respect of all Preferred Shares be in excess of the amount available for distribution as per the final sentence of Article 26.1, the amount of the Liquidation Payment in respect of each Preferred Share shall be permanently reduced proportionally to such extent that the amount of equity available for distribution is not exceeded.

26.4	A resolution to make a distribution shall not take effect as long as the Management Board has not given its approval. The Management Board may only withhold such approval if it knows or should reasonably foresee that, following the distribution, the Company will be unable to continue paying its due and payable debts.

26.5	For the purposes of calculating any distribution, shares held by the Company in its own capital shall not be included.

26.6	For the purposes of calculating the amount to be distributed on each share, only the amount of the mandatory payments towards the nominal value of the shares shall be taken into account. The preceding sentence may be derogated from with the consent of all Shareholders.

26.7	The Management Board is authorised to resolve to make distributions on shares in the form of shares. The Management Board is free to decide against which reserves of the Company such a distribution shall be charged (including the authority to decide that such a distribution on shares of a certain class shall be charged against the reserves attached to the other class of shares).

DISSOLUTION AND LIQUIDATION

Article 27

27.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board, under the supervision of the Supervisory Board, unless the General Meeting decides otherwise.

27.2	Any assets remaining after payment of all of the Company’s debts shall first be applied to pay the Liquidation Payment to each holder of a Preferred Share. The second sentence of Article 26.2 shall apply mutatis mutandis. Any assets remaining thereafter shall be applied to pay back the part of the nominal value that has been paid up on the shares and the share premium attaching to such shares after application of the first and second sentence of this paragraph. Any remaining assets shall then be distributed among the Shareholders in proportion to the aggregate mandatory payments towards the nominal value of their shares. No distribution may be made to the Company in respect of shares held by it.

27.3	After the liquidation has been completed, the books and records of the Company shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.